EXHIBIT 99.1

TEXT OF PRESS RELEASE ISSUED AUGUST 29, 2006

First Horizon highlights recent impacts on mortgage banking

MEMPHIS, Tenn. --- First Horizon National Corporation (First Horizon) (NYSE: FHN) announced today that it expects mortgage banking earnings to be unfavorably impacted this quarter by two unrelated events. The further deterioration in the current mortgage environment is expected to reduce pre-tax operating earnings by approximately $35 million as compared to the second quarter, and the settlement of a class action lawsuit is anticipated to create an estimated $21 million pre-tax accrual.

Mortgage banking operating earnings for the first two months of this quarter have been unfavorably impacted by lower gain on sale margins, further reductions in mortgage production and increased costs to hedge the servicing risks.

The recent drop in the 10-year treasury rate and the resulting inversion of the yield curve have changed the dynamics within the mortgage secondary market. As a result, First Horizon Home Loan’s gain on sale margins fell significantly below second quarter levels, and the costs increased to hedge servicing risks. After realizing 122 basis points in gain on sale margins in the second quarter, we currently expect margins to range between 85 basis points and 90 basis points in the third quarter based on product delivery trends. Additionally, this environment is expected to increase net hedging costs by approximately $5 million as compared to second quarter.

Mortgage banking industry-wide production has also weakened as the housing market has continued to slow. Although third quarter originations have traditionally been higher than second quarter levels, First Horizon’s recent application trends foreshadow approximately a $1 billion reduction in originations and deliveries this quarter.

These three issues could reduce third quarter pre-tax operating earnings by $35 million in comparison to the second quarter. Although we currently expect some modest improvement in mortgage banking in the fourth quarter, the current operating environment suggests that mortgage banking operations will only be in the range of break-even in the fourth quarter while our other two businesses should continue to perform in line with expectations.

In addition to the above operating impacts, First Horizon as a result of mediation has entered into a verbal agreement in principle to settle a class action lawsuit that has been pending since 2000 as disclosed in prior SEC filings. In connection with this settlement, First Horizon would agree to pay, under agreed circumstances using an agreed methodology, an aggregate of up to approximately $36 million. First Horizon anticipates that it will accrue a pre-tax charge to earnings of approximately $21 million for the third quarter in connection with the settlement. The settlement is subject to documentation and to approval by the court.

“We continue to believe that neither our predecessor, McGuire Mortgage, nor we acted contrary to applicable law. However, we agreed to this settlement to avoid the risks, and to end the ongoing expense, associated with this protracted litigation,” said Peter F. Makowiecki, president of mortgage banking for First Horizon. “Although litigation matters never can be predicted with certainty, we believe that the McGuire fact pattern, involving our merger acquisition of a non-bank mortgage lender in a multi-state market, is unlikely to result in other similar claims.”

The case generally concerned the charging of certain loan origination fees, including fees permitted by Kansas and federal law (as described in Note 9 of our latest Form 10-Q report) but allegedly restricted or not permitted by Missouri law, when First Horizon Home Loans or its predecessor, McGuire Mortgage Company, made certain second-lien mortgage loans, most of them in the Kansas City market, which straddles Kansas and Missouri.

The anticipated third quarter accrual reflects an estimate of the amount that ultimately would be paid under the settlement. The difference between the maximum amount possible under the settlement and the amount accrued reflects the company’s view, among other things, of the number of purported class members that probably will participate in the settlement. The assumptions involved in estimating the actual level of participation and loss are highly judgmental and, accordingly, the ultimate amount paid under the settlement could be higher or lower than the amount of the anticipated accrual, but cannot exceed the settlement amount.

About First Horizon

The 12,000 employees of First Horizon National Corp. (NYSE: FHN) provide financial services to individuals and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands -- FTN Financial, First Horizon and First Tennessee -- provide customers with a broad range of products and services including:

•	Capital markets, one of the nation's top underwriters of U.S. government agency securities
•	Mortgage banking, one of the nation's top 25 mortgage originators and top 15 servicers, which earned a top-10 ranking in customer satisfaction from J.D. Power and Associates
•	Retail/commercial banking, with the largest market share in Tennessee and one of the highest customer retention rates of any bank in the country

FHN companies have been recognized as some of the nation's best employers by AARP, Working Mother and Fortune magazines. FHN also was named one of the nation's 100 best corporate citizens by Business Ethics magazine. More information can be found at www.fhnc.com.

For Immediate Release:	August 29, 2006
Contact:	Dave Miller	(901)523-4162
	Kim Cherry	(901)523-4726